Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF FEBRUARY 1, 2005

AMONG

AMBASSADORS INTERNATIONAL, INC.,

a Delaware corporation,

BELLPORT ACQUISITION CORP. #1

a Delaware corporation,

BELLPORT ACQUISITION CORP. #2

a Delaware corporation,

BELLPORT GROUP, INC.,

a Delaware corporation,

AND

PAUL PENROSE,

as Company Stockholder Representative

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2
1.1	Defined Terms	2

ARTICLE II. THE MERGERS		3
2.1	The Mergers	3
2.2	Closing	4
2.3	Effective Time	4
2.4	Effects of the Mergers	4
2.5	Articles of Incorporation	4
2.6	Bylaws	5
2.7	Officers and Directors of the Surviving Corporation	5

ARTICLE III. EFFECT OF THE TRANSACTION ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES		5
3.1	Effect on Capital Stock in Merger I	5
3.2	Effect on Capital Stock in Merger II	6
3.3	Dissenting Shares	6
3.4	Escrow Fund	6
3.5	Miscellaneous Provisions Relating to the Escrow	7
3.6	Company Stockholder Representative	7
3.7	Exchange of Certificates	9

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10
4.1	Organization, Standing and Power	10
4.2	Capital Structure	11
4.3	Authority; No Conflicts	12
4.4	Financial Statements	13
4.5	No Undisclosed Liabilities	13
4.6	Compliance with Applicable Laws; Regulatory Matters	13
4.7	Litigation	14
4.8	Taxes	14
4.9	Reorganization Treatment	17
4.10	Absence of Certain Changes or Events	18
4.11	Vote Required	19
4.12	Material Agreements	19
4.13	Employee Benefit Plans; ERISA	21
4.14	Brokers or Finders	23
4.15	Real Property	23
4.16	Affiliated Transactions and Certain Other Agreements	24
4.17	Environmental Matters	24
4.18	Intellectual Property	25
4.19	Employees and Labor Matters	26
4.20	Insurance	27
4.21	Accounts Receivable	27
4.22	Assets	27

i

4.23	Books and Records	28
4.24	Foreign Corrupt Practices Act	28
4.25	Disclosure	28

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT		28
5.1	Organization, Standing and Power	28
5.2	Authority; No Conflicts	29
5.3	Absence of Litigation	30
5.4	Interim Operation of Merger Subs	30
5.5	Brokers or Finders	30
5.6	Reorganization Treatment	30

ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS		32
6.1	Covenants of the Company	32
6.2	[intentionally deleted]	35
6.3	Tax Matters	35
6.4	Reorganization Matters	37

ARTICLE VII. ADDITIONAL AGREEMENTS		38
7.1	Private Placement	38
7.2	[intentionally deleted]	38
7.3	Fees and Expenses	38
7.4	Public Announcements	38
7.5	Further Assurances	39

ARTICLE VIII. CLOSING DELIVERIES		39
8.1	Closing Deliveries	39

ARTICLE IX. RECOURSE TO ESCROW AND INDEMNIFICATION		40
9.1	Survival of Representations and Warranties	40
9.2	Indemnification	40
9.3	Procedure for Claims between Parties	42
9.4	Defense of Procedure for Third-Party Claims	42
9.5	Resolution of Conflicts and Claims	43
9.6	Limitations on Indemnity	44
9.7	Payment of Damages	44

ARTICLE X. TERMINATION AND AMENDMENT		45
10.1	Termination	45
10.2	Effect of Termination	45

ARTICLE XI. GENERAL PROVISIONS		46
11.1	Amendment	46
11.2	Extension; Waiver	46
11.3	Notices	46
11.4	Interpretation	47
11.5	Counterparts	47
11.6	Entire Agreement; No Third Party Beneficiaries	47
11.7	Governing Law	48
11.8	Severability	48

11.9	Assignment	48
11.10	Mediation	48
11.11	Waiver of Trial by Jury	48
11.12	Enforcement	49
11.13	Attorneys’ Fees	49

EXHIBITS

Exhibit A — Escrow Agreement

Exhibit B — FIRPTA Certificate

Exhibit C — Consulting Agreement

Exhibit D — Option Agreement

Exhibit E — Non-Competition and Non-Disclosure Agreement

GLOSSARY OF DEFINED TERMS

Definition	Location of Defined Term
401(k) Plan	Section 6.1(d)
AAA	Section 9.5(b)
Agreement	Preamble
Ancillary Agreements	Section 8.2(d)
Board of Directors	Section 1.1(a)
Certificates of Merger	Section 2.3
Cap	Section 9.6
Certificate	Section 1.1(b)
Closing	Section 2.2
Closing Balance Sheet	Section 6.3(a)
Closing Date	Section 2.2
COBRA	Section 4.13(e)
Code	Section 1.1(c)
Company	Preamble
Company Affiliates	Section 4.16(a)
Company Board Recommendation	Section 4.3(a)
Company Common Stock	Recital A
Company Disclosure Letter	Article IV
Company Employees	Section 4.19(b)
Company Permits	Section 4.6(a)
Company Stockholder	Section 1.1(e)
Company Stockholder Representative	Section 1.1(d)
Company Stockholders Meeting	Section 7.1(a)
Company Voting Debt	Section 4.2(c)
Customers	Section 4.10(a)
Damages	Section 9.2(a)
Delaware Secretary of State	Section 2.3
DGCL	Recital B
Effective Time of Merger I	Section 2.3
Effective Time of Merger II	Section 2.3
Encumbrance	Section 1.1(f)
Environmental Law	Section 4.17
ERISA	Section 4.13(a)
ERISA Affiliate	Section 4.13(a)
Escrow Agent	Section 3.4(a)
Escrow Agreement	Section 3.4(a)
Escrow Fund	Section 3.4(a)
Escrow Cash	Section 3.4(a)
Escrow End Date	Section 3.4(b)
Escrow Shares	Section 3.4(a)
Exchange Act	Section 1.1(g)

Exchange Ratio	Section 3.1(c)
Expenses	Section 7.4
First Certificate of Merger	Section 2.3
GAAP	Section 4.4(a)
Governmental Entity	Section 4.3(c)
Hazardous Substance	Section 4.17
Indemnifying Party/Parties	Section 9.2(a)
Intellectual Property	Section 4.18
IRS	Section 1.1(h)
Liabilities	Section 1.1(i)
Liens	Section 4.2(b)
Management Agreements	Section 8.2(f)
Material Adverse Effect	Section 1.1(j)
Material Agreement	Section 4.12(a)
Merger I	Recital B
Merger II	Recital B
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Recital B
NASDAQ	Section 3.7(c)(ii)
New Shares	Section 3.5(a)
Non-Compete Agreements	Section 8.2(d)
Notice	Section 9.3
Objection Notice	Section 9.5(a)
Organizational Documents	Section 1.1(k)
Parent	Preamble
Parent Common Stock	Recital A
Parent Indemnified Party	Section 9.2(a)
Parent Indemnified Party	Section 9.2(a)
Parent Indemnity Claims	Section 9.3
Person	Section 1.1(l)
Plan	Section 4.13(a)
Post-Closing Tax Period	Section 6.3(d)
Pre-Closing Return	Section 6.3(d)
Principal Stockholder	Section 3.1(c)
Proposed Acquisition Transactions	Section 6.1(v)
Proprietary Technology	Section 4.18
Reasonable Best Efforts	Section 1.1(m)
Reference Balance Sheet	Section 4.4
Reference Balance Sheet Date	Section 4.4
Required Regulatory Approvals	Section 7.3
Required Stockholder Vote	Section 4.11
SEC	Section 1.1(n)
Second Certificate of Merger	Section 2.3
Securities Act	Section 1.1(o)

v

Subsidiary	Section 1.1(p)
Surviving Corporation	Section 2.1
Surviving Entity I	Section 2.1
Tax	Section 1.1(q)
Tax Contest	Section 6.3(d)
Tax Returns	Section 1.1(r)
Third Party Claim	Section 9.3
Threshold	Section 9.6
Transfer Taxes	Section 1.1(s)
Treasury Regulations	Section 1.1(t)
Violation	Section 4.3(b)

This AGREEMENT AND PLAN OF MERGER, dated as of February 1, 2005 (this “Agreement”), by and among Ambassadors International, Inc., a Delaware corporation (“Parent”), Bellport Acquisition Corp. #1, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”), Bellport Acquisition Corp. #2, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), BellPort Group, Inc., a Delaware corporation (the “Company”), and Paul Penrose, as the company stockholders representative.

R E C I T A L S

A. The respective Boards of Directors of Parent, Merger Subs and the Company have each determined that the Mergers (as defined below) is in the best interests of their respective stockholders and have approved the Mergers upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the right to receive common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), except in the case of the Principal Stockholder (as defined herein), who will receive cash for all of his shares of Company Common Stock;

B. In order to effectuate the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), (i) Merger Sub I will merge with and into the Company with the Company as the surviving corporation (“Merger I”), and (ii) immediately following the effectiveness of Merger I, the Company will merge with and into Merger Sub II, with Merger Sub II as the surviving corporation (“Merger II,” and together with Merger I, the “Mergers”);

C. Parent, Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers; and

D. Parent, Merger Subs and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization and that the Mergers qualify as a reorganization within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings. Any of such terms, unless the context requires otherwise, may be used in the singular or plural, depending upon the reference.

(a) “Board of Directors” means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

(b) “Certificate” means a certificate which immediately prior to the Effective Time of Merger I represented outstanding shares of Company Common Stock.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Company Stockholder Representative” initially means Paul Penrose, as more fully described in Section 3.6 hereof.

(e) “Company Stockholder” means a holder of Company Common Stock, including the Principal Stockholder, unless otherwise noted.

(f) “Encumbrance” shall mean any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “IRS” means the United States Internal Revenue Service or any successor agency.

(i) “Liabilities” means all indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

(j) “Material Adverse Effect” means, with respect to any entity, any change, circumstance, event or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, operations, assets, Liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or would prevent such Person from performing its obligations under this Agreement; provided that (i) with respect to Parent, solely a change in the market price of Parent Common Stock shall not be a Material Adverse Effect on Parent; and (ii) with respect to Parent and the Company, any change shall not be a Material Adverse Effect if it is as a result of general economic conditions.

(k) “Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation, bylaws or other governing documents of such entity.

(l) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(m) “Reasonable Best Efforts” means, with respect to any party, that such party shall use commercially reasonable efforts.

(n) “SEC” means the United States Securities and Exchange Commission, and any successor thereto.

(o) “Securities Act” means the Securities Act of 1933, as amended.

(p) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, where the general partnership interests are held by such party or any Subsidiary of such party and do not constitute a majority of the voting and economic interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(q) “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(r) “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(s) “Transfer Taxes” shall have the meaning set forth in Section 6.3(e) of this Agreement.

(t) “Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

ARTICLE II.

THE MERGERS

2.1 The Mergers. At the Effective Time of Merger I (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company shall continue as the surviving corporation in Merger I (“Surviving Entity I”). Immediately following the Effective Time of Merger I, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Surviving Entity I will be merged with and into Merger Sub II, and the separate existence of Surviving Entity I shall cease. Merger Sub II shall continue as the surviving entity of Merger II (the “Surviving Corporation”).

2.2 Closing. The closing of the Mergers (the “Closing”) will take place on the date hereof (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626, unless another place is agreed to in writing by the parties hereto. Notwithstanding the foregoing, neither party shall be required consummate the transactions contemplated by this Agreement if any temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

2.3 Effective Time. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger or other appropriate documents for Merger I (in any such case, the “First Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with Merger I. Merger I shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the parties may agree and specify in the First Certificate of Merger (the time Merger I becomes effective being the “Effective Time of Merger I”). Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Effective Time of Merger I, the parties shall duly execute and file with the Delaware Secretary of State a certificate of merger or other appropriate documents for Merger II (in any such case, the “Second Certificate of Merger,” and together with the First Certificate of Merger, the “Certificates of Merger”) executed in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with Merger II. Merger II shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the parties may agree and specify in the Second Certificate of Merger (the time Merger II becomes effective being the “Effective Time of Merger II”).

2.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in applicable provisions of the DGCL.

2.5 Articles of Incorporation. At the Effective Time of Merger I, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub I, as in effect immediately prior to the Effective Time of Merger I, until thereafter changed or amended as provided therein or by applicable law. At the Effective Time of Merger II, the certificate of incorporation of Merger Sub II, as in effect immediately prior to the Effective Time of Merger II, shall be the certificate of incorporation of the Surviving Entity, until thereafter changed or amended as provided therein or by applicable law, except that Article I thereof shall be amended to read as follows: “The name of the Corporation is BellPort Group, Inc.”.

2.6 Bylaws. At the Effective Time of Merger I, the bylaws of the Company shall be amended and restated in its entirety to be identical to the bylaws of Merger Sub I, as in effect at the Effective Time of Merger I, until thereafter changed or amended as provided therein or by applicable law. At the Effective Time of Merger II, the bylaws of Merger Sub II, as in effect immediately prior to the Effective Time of Merger II, shall be bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

2.7 Officers and Directors of the Surviving Corporation. The officers and directors of Merger Sub I immediately prior to the effective time shall be the officers and directors of Surviving Entity I, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be. The Company shall cause each officer and director of the Company to tender his or her resignation prior to the Effective Time of Merger I, with each such resignation to be effective as of the Effective Time of Merger I. The officers and directors of Merger Sub II immediately prior to the effective time shall be the officers and directors of Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be

ARTICLE III.

EFFECT OF THE TRANSACTION ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock in Merger I. As of the Effective Time of Merger I, by virtue of Merger I and without any action on the part of Parent, the Merger Subs, the Company, the Company Stockholders or any holder of shares of the capital stock of Merger Subs:

(a) Capital Stock of Merger Subs. Each issued and outstanding share of capital stock of Merger Sub I shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of Surviving Entity I.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent, Merger Subs or any other wholly-owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Except for shares of Company Common Stock held by Richard S. Stevens (the “Principal Stockholder”), each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time of Merger I (other than dissenting shares and shares cancelled pursuant to Section 3.1(c)), shall be converted into the right to receive [            ] shares of Parent Common Stock (the “Exchange Ratio”). All shares of Company Common Stock held of record by the Principal Stockholder shall be converted into the right to receive $[            ], without interest. As of the Effective Time of Merger I, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any shares of

Company Common Stock shall cease to have any rights with respect thereto, except (i) in the case of all Company Stockholders (excluding the Principal Stockholder), the right to receive upon the surrender of such shares, certificates representing the shares of Parent Common Stock, and cash in lieu of fractional shares of Parent Common Stock upon surrender of such shares in accordance with Section 3.7(c), without interest, and, (ii) in the case of the Principal Stockholder, the right to receive upon the surrender of such shares, the cash payment provided for in this Section 3.1(c). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time of Merger I, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, the Exchange Ratio shall be correspondingly adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.2 Effect on Capital Stock in Merger II. As of the Effective Time of Merger II, by virtue of Merger II and without any action on the part of Parent, Surviving Entity I, Merger Sub II or the holder of any shares of capital stock of Surviving Entity I, each issued and outstanding share of capital stock of Surviving Entity I shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are dissenting shares (as defined in the DGCL), if any, shall not be converted into or represent a right to receive any shares of Parent Common Stock, but the holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of dissenting shares who becomes entitled to payment therefor pursuant to the DGCL shall receive payment from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of dissenting shares shall have failed to establish his or her entitlement to dissenter’s rights as provided in the DGCL, (ii) if any such holder of dissenting shares shall have effectively withdrawn his or her demand for appraisal thereof or lost his or her right to appraisal and payment therefor under the DGCL, or (iii) if neither any holder of dissenting shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all dissenting shares within the time provided in the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time of Merger I, into and represent shares of Parent Common Stock and cash (without interest), as applicable, as provided in Section 3.1(c) hereof.

3.4 Escrow Fund.

(a) Prior to the Effective Time of Merger I, Parent shall appoint a bank or trust company or other entity to act as the escrow agent (the “Escrow Agent”), and shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”). Pursuant to the Escrow Agreement, ten percent (10%) of the shares of Parent Common Stock to be issued to Company Stockholders (the “Escrow Shares”) and ten percent (10%) of the cash to be paid to the Principal Stockholder at the Effective Time of Merger

I (the “Escrow Cash,” and together with the Escrow Shares, the “Escrow Fund”) pursuant to Section 3.1(c) shall be issued in the name of and paid to the Escrow Agent on behalf of the Company Stockholders and retained in escrow pursuant to this Section 3.4 and the terms of the Escrow Agreement.

(b) As soon as practicable after the Closing Date, Parent shall deliver to the Escrow Agent (i) a certificate representing the Escrow Shares and (ii) the Escrow Cash. The Escrow Fund shall be held by the Escrow Agent exclusively for the purpose of securing Parent Indemnity Claims pursuant to Article IX hereof. The Escrow Fund shall be held by the Escrow Agent for a period of twelve (12) months after the Closing Date (the “Escrow End Date”) under the Escrow Agreement pursuant to the terms thereof; provided, however, that only so much of the Escrow Fund will be released to the Company Stockholders after the Escrow End Date as have a value (for the Escrow Shares, as determined by Section 9.6(b)) in excess of the amount of the Parent Indemnity Claims that have been made and that have been determined to be valid or not yet determined to be invalid pursuant to Article IX hereof as of the Escrow End Date. Except to the extent of such Parent Indemnity Claims which have been made and have been determined to be valid or not yet determined to be invalid pursuant to Article IX hereof, the Escrow Shares shall be delivered to the Company Stockholders (other than the Principal Stockholder) in the name of such Company Stockholders and the Escrow Cash shall be paid to the Principal Stockholder promptly following the Escrow End Date.

3.5 Miscellaneous Provisions Relating to the Escrow.

(a) Any shares of Parent Common Stock or other equity equivalents issued or distributed by Parent (“New Shares”) in respect of Escrow Shares which have not been released from the Escrow Fund shall be added to, and shall be deemed, Escrow Shares.

(b) The adoption of this Agreement and the approval of the Mergers by the Company Stockholders shall constitute approval of the Escrow Agreement and of all arrangements relating thereto, including, without limitation, the placement of the Escrow Fund in escrow and the appointment of the Escrow Agent and the Company Stockholder Representative.

3.6 Company Stockholder Representative.

(a) Paul Penrose shall be the Company Stockholder Representative and as such shall serve as and have all powers as agent and attorney-in-fact of each Company Stockholder, for and on behalf of such Company Stockholders: (i) to give and receive notices and communications; (ii) to have authority to agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes involving any Parent Indemnity Claims made by Parent and the retaining of any portion of the Escrow Fund by Parent thereunder; (iii) to litigate, mediate, arbitrate, defend, enforce or to take any other actions and execute any documents that the Company Stockholder Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement or the Escrow Agreement on behalf of the Company Stockholders or their property or against any person who has caused a loss or damage to the Company Stockholders; (iv) to sign receipts, consents, or other documents to effect the transactions contemplated hereby; (v) to have the authority to withhold or direct the disposition of the Escrow Fund pursuant to Section 3.6(e); and (vi) to take any and all actions necessary or appropriate in the judgment of the Company Stockholder Representative for the accomplishment of the foregoing. If Paul Penrose ceases to act as Company Stockholder Representative for any reason, such Company Stockholder Representative or his agent shall notify Parent of such Company Stockholder Representative’s intent to resign as Company Stockholder Representative, and the Company Stockholders entitled to receive a majority of the Escrow Shares shall, by written notice to Parent, appoint a successor Company Stockholder Representative within thirty (30) days. Notice or communications to or from any Company Stockholder Representative shall constitute notice to or from each of the Company Stockholders.

(b) Subject to Section 3.6(a), in the event of (i) the death or permanent disability of the Company Stockholder Representative, (ii) his, her or its resignation as a Company Stockholder Representative, or (iii) the removal of the Company Stockholder Representative by Company Stockholders entitled to receive a majority of the Escrow Shares, a successor Company Stockholder Representative shall be elected by the Company Stockholders entitled to receive a majority of the Escrow Shares. Each successor Company Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Company Stockholder Representative, and the term “Company Stockholder Representative” as used herein shall be deemed to include successor Company Stockholder Representatives.

(c) The Company Stockholder Representative may, in all questions arising under this Agreement and the Escrow Agreement, rely on the advice of counsel, and shall not be liable to the Company Stockholders for any action taken or not taken as a Company Stockholder Representative in the absence of such Company Stockholder Representative’s willful misconduct.

(d) A decision, act, consent or instruction of the Company Stockholder Representative shall constitute a decision of all the Company Stockholders, and shall be final, binding and conclusive upon each of the Company Stockholders, and Parent and the Company may rely upon any decision, act, consent or instruction of the Company Stockholder Representative as being the decision, act, consent or instruction of each and all of the Company Stockholders. Parent and the Company are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction. Although the Company Stockholder Representative shall not be obligated to obtain instructions from the Company Stockholders prior to any decision, act, consent or instruction, if, and to the extent that, the Company Stockholder Representative receives any written instructions from the Company Stockholders entitled to receive a majority of the Escrow Shares held by the Escrow Agent, the Company Stockholder Representative shall comply with such instructions.

(e) The Company Stockholders shall share, on a pro rata basis in relation to their holdings of Company Common Stock, the professional fees and expenses of any attorney, accountants or other advisors retained by the Company Stockholder Representative in connection with any action taken or not taken as a Company Stockholder Representative. The Company Stockholder Representative shall be entitled to request in writing and Escrow Agent shall withhold from any escrow payments to the Company Stockholders, upon such request, amounts payable to attorneys, accountants or other advisors, which amounts shall be paid to such individuals or the Company Stockholder Representative, as set forth in the request submitted by the Company Stockholder Representative.

3.7 Exchange of Certificates.

(a) Exchange Procedure. Subject to the provisions of Sections 3.1(b) and (c), Section 3.3 and Section 3.4 hereof, (i) each holder of a Certificate, except the Principal Stockholder, shall be entitled to receive in exchange therefor, upon surrender thereof, a certificate or certificates representing the number of whole shares of Parent Common Stock into which such shares of Company Common Stock were converted pursuant to Section 3.1(c) hereof, and a check representing any cash payable in lieu of any fractional share of Parent Common Stock pursuant to Section 3.7(c) hereof, and (ii) the Principal Stockholder shall be entitled to receive in exchange therefor, upon surrender thereof, the cash payment provided for in Section 3.1(c). If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other Tax required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or its agent that such Tax has been paid or is not applicable.

(b) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued or cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.7(c)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time of Merger I. If, after the Effective Time of Merger I, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

(c) No Fractional Shares.

(i) No certificate representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) Each holder of a Certificate issued and outstanding at the Effective Time of Merger I who would otherwise be entitled to receive a fractional share of Parent Common Stock upon surrender of such Certificate for exchange pursuant to this Article III (after taking into account all shares of Company Common Stock then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the value of such fractional share, which shall be equal to the fraction of a share of Parent Common Stock that would otherwise be issued multiplied by an amount equal to average daily volume-weighted trading price of Parent Common Stock, as reported on The NASDAQ National Market (“NASDAQ”), over the period beginning on December 10, 2004 and ending on January 31, 2005.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, Parent shall promptly pay such amounts, without interest, to such holders of Certificates subject to and in accordance with this Article III.

(d) No Liability. None of Parent, Merger Subs or the Company shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto), cash to be distributed in lieu of fractional shares or, in the case of the Principal Stockholder, cash for shares of Company Common Stock, delivered or paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the written agreement of such Person to indemnify Parent against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate (i) in the case of a Company Stockholder, other than the Principal Stockholder, Parent Common Stock, and any cash in lieu of fractional shares and any unpaid dividends or distributions with respect to Parent Common Stock, to which they are entitled pursuant hereto, and (ii) in the case of the Principal Stockholder, the cash payment provided for in Section 3.1(c).

(f) Withholding Rights. Parent and its agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, or any court order. To the extent that amounts are so withheld by Parent or its agents, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders in respect of which such deduction and withholding was made by Parent or its agents.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subs that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will also be correct and complete as of the Closing Date, except as set forth in the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”). The Company Disclosure Letter is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV, and the disclosures in any paragraph of the Company Disclosure Letter shall qualify the corresponding paragraph in this Article IV and such other paragraphs only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

4.1 Organization, Standing and Power. Each of the Company and its Subsidiaries has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to be materially adverse to the Company. The copies of the Organizational Documents of the Company and its Subsidiaries which were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement. Section 4.1 of the Company Disclosure Letter sets forth a complete and accurate list of each of the Company’s Subsidiaries.

4.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of 10,000 shares of Company Common Stock, par value $0.01 per share. There are 5,000 shares of Company Common Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in this Section 4.2, there are outstanding (i) no shares of capital stock or other voting securities of the Company (including any capital stock equivalents), (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, preemptive or other rights to acquire from the Company, and no obligation of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalent interest in the ownership or earnings of the Company or other similar rights. If applicable, for each of (i) – (iv) above, Section 4.2(a) of the Company Disclosure Letter sets forth the identity of the person holding such security, the number of securities, the exercise price, if any, the vesting schedule, if any, and other similar information all in reasonable detail. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company’s securities. Except as set forth on Section 4.2 of the Company Disclosure Letter, the Company is not a party to any employment or other agreements and has not made any offers for employment that contemplate or obligate the Company to grant any options or issue any stock or other instruments convertible into stock.

(b) All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any liens, claims, Encumbrances, restrictions, preemptive rights or any other claims of any third party (“Liens”). There are outstanding no options, preemptive or other rights to acquire from any of the Company’s Subsidiaries, and no obligation of any of the Company’s Subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary. Except for the capital stock of the Company’s Subsidiaries listed on Section 4.1 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

(c) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote (“Company Voting Debt”) are issued or outstanding.

(d) Each of the Company Stockholders is the owner, beneficially and of record, of the number of shares of Company Common Stock as set forth on Section 4.2(d) of the Company Disclosure Letter in reasonable detail, and, except as set forth on Section 4.2(d) of the Company Disclosure Letter, there exists no encumbrance of any kind with respect to such shares of each Company Stockholder’s Company Common Stock. Except as set forth on Section 4.2(d) of the Company Disclosure in reasonable detail, no Company Stockholder is a party to any stockholders agreement, voting trust or other voting or similar agreement with respect to Company Common Stock.

4.3 Authority; No Conflicts.

(a) The Company has all requisite corporate power and corporate authority to enter into this Agreement, subject, in the case of the consummation of the Mergers only, to the adoption of this Agreement and the approval of the Mergers by the requisite vote of the holders of Company Common Stock to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company has unanimously (i) determined that Merger I is advisable and fair to, and in the best interests of, the Company and its stockholders, (b) has approved this Agreement, Merger I and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (c) has determined to recommend adoption of this Agreement and the approval of Merger I by the stockholders of the Company (collectively, the “Company Board Recommendation”). The Company Board Recommendation has been neither rescinded nor revoked.

(b) The filings of the Certificates of Merger as required by the DGCL, the execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, amendment, cancellation or acceleration of any material obligation or the loss of any material property, right or benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of consent, termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to: (A) any provision of the Organizational Documents of the Company (determined without regard to materiality), or (B) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or its properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to the DGCL with respect to the filing and recordation of Merger I or other documents; and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

4.4 Financial Statements. The audited balance sheet of the Company as of December 31, 2004 (the “Reference Balance Sheet Date”), and the related audited statements of income and cash flows of the Company, including notes to the financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries as of such date or for the period covered thereby and were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis and consistent with the past accounting practices of the Company (the “Reference Balance Sheet”).

4.5 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability, except for (i) Liabilities accrued or reserved against the Reference Balance Sheet; (ii) Liabilities which have arisen after the date of the Reference Balance Sheet in the ordinary course of business consistent with past practice and which are immaterial in amount; and (iii) Liabilities that would not reasonably be expected to have a Material Adverse Effect on the Company.

4.6 Compliance with Applicable Laws; Regulatory Matters.

(a) To the Company’s knowledge, the Company and its Subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of their businesses (the “Company Permits”). The Company and its Subsidiaries are in material compliance with the terms of the Company Permits. To the knowledge of the Company, the businesses of the Company and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, and the Company and its Subsidiaries have not received any written warning, notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Governmental Entity, alleging (A) any violation of any Company Permit, or (B) that the Company or any of its Subsidiaries require any Company Permit required for its business that is not currently held by it. No investigation or inquiry by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

(b) To the Company’s knowledge, the Company and its Subsidiaries possess such certificates, authorizations, licenses, approvals, or permits issued by the appropriate local, state, federal or foreign regulatory agencies or bodies that are material to, or legally required for, the operation of its business. The Company and its Subsidiaries have not received any notice of proceedings relating to, or otherwise have knowledge that any governmental body or agency is considering, limiting, suspending, modifying or revoking any such certificate, authorization, license, approval, or permit.

(c) To the knowledge of the Company, all material reports, documents, claims, notices or approvals required to be filed, obtained, maintained, or furnished to any state or federal governmental agency by the Company and its Subsidiaries have been so filed, obtained, maintained or furnished. All such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(d) Neither the Company or its Subsidiaries, nor, to the knowledge of the Company, their respective officers, directors or managing employees, have engaged in any activities which are prohibited under federal or state criminal or civil laws or the regulations promulgated pursuant to such laws, or are cause for civil penalties or mandatory or permissive exclusion from any other state or federal program.

4.7 Litigation. Section 4.7 of the Company Disclosure Letter sets forth a true and complete list of all litigation as of the date hereof, including reasonable detail regarding the current status of such litigation, to which either the Company or any of its Subsidiaries is or, to the knowledge of the Company, is threatened to be, a party or as to which their property or assets may be bound. Except as set forth on Section 4.7 of the Company Disclosure Letter, there is no litigation, arbitration, claim, suit, action, investigation, inquiry or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

4.8 Taxes.

(a) Filing of Tax Returns. Each of the Company and its Subsidiaries has timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by any of the Company and its Subsidiaries on or before the date hereof (whether or not shown on any Tax Returns) have been paid. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(b) Payment of Taxes. The unpaid Taxes of each of the Company and its Subsidiaries (i) did not, as of the dates of the Reference Balance Sheet, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Reference Balance Sheet, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Reference Balance Sheet, the Company has not incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. For purposes of this representation, Taxes shall be allocated in the manner set forth in the last sentence in Section 6.3(b).

(c) Audits, Investigations or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company or any of its Subsidiaries, and there are no matters under discussion with any governmental authorities, or known to the Company with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company or any of its Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company and its predecessors for the years ended December 31, 2002 and 2003. Neither the Company nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any Tax authority.

(d) Encumbrances. There are no Encumbrances for Taxes on any assets of the Company or any of its Subsidiaries other than Encumbrances for Taxes not yet due and payable.

(e) Tax Elections. All elections with respect to Taxes affecting the Company or any of its Subsidiaries as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Parent, are set forth on Schedule 4.8 of the Company Disclosure Letter. The Company and its Subsidiaries (i) have not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) have not agreed, nor are required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) have not made an election, nor are required, to treat any asset of the Company as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) have not acquired or do not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) have not made or will not make a consent dividend election under Section 565 of the Code; (vi) have not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (vii) have not made any of the foregoing elections nor are required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g) Other Entity Liability. Neither the Company nor any of its Subsidiaries have been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common Buyer of which is the Company). The Company and its Subsidiaries have no Liability for the Taxes of any Person (other than Taxes of the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h) No Withholding. Neither the Company nor any Subsidiary have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Merger Subchapter A of Chapter 3 of the Code or of any other provision of law.

(i) Parachute and Compensation Payments. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or which would result in a disallowed deduction under Section 162(m) of the Code.

(j) Partnerships, Single Member LLCs, CFCs, PHCs and PFICs. Neither the Company nor any of its Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity other than LLC, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (v) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k) Permanent Establishment. Neither the Company nor any of its Subsidiaries have and have not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(l) International Boycotts. The Company and its Subsidiaries have never participated in nor are participating in an international boycott within the meaning of Section 999 of the Code.

(m) Disallowance of Interest Deductions. None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

(n) Tax Shelters. The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(o) Spin-Offs. The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

4.9 Reorganization Treatment.

(a) Intention Regarding Treatment of the Mergers. For federal income tax purposes, the Company intends that Merger I and Merger II shall be treated as a single integrated transaction.

(b) Assets. At the Effective Time of Merger I, the Company will hold at least 90 percent of the fair market value of Company’s net assets and at least 70 percent of the fair market value of Company’s gross assets held immediately prior to the Effective Time of Merger I. For purposes of this representation, amounts paid by the Company to dissenting Company Stockholders, amounts used by the Company to pay the expenses related to the Mergers, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Mergers are a part, and amounts distributed by the Company to Company Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Mergers are a part, in each case will be included as assets of the Company held immediately prior to the Effective Time of Merger I.

(c) Business. The Company currently conducts a business. Such business is the Company’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Mergers, as such terms are used in Treasury Regulations Section 1.368-1(d).

(d) Investment Company. The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(e) Title 11. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(f) Redemptions and Distributions. To the Company’s knowledge, neither the Company nor any person related to the Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of the Company’s stock prior to or in contemplation of the Mergers, or otherwise as part of a plan of which the Mergers is a part.

(g) Continuity of Interest. As of the Effective Time of Merger I, the portion of the Initial Stock Consideration not deposited into escrow pursuant to Section 3.4 of this Agreement shall have a value of not less than fifty percent (50%) of the aggregate value as of such time of such Stock Consideration, the total Cash Consideration payable to all Stockholders, and any indebtedness owed by the Stockholders to the Company that is forgiven as part of an overall plan of which the Mergers are a part.

(h) Intercorporate Indebtedness. At the Effective Time of Merger I, there will be no intercorporate indebtedness existing between Parent and the Company or the Merger Subs and the Company that was issued or acquired, or will be settled, at a discount.

(i) Liabilities. The liabilities of the Company assumed by Parent and the liabilities to which the transferred assets are subject were incurred by the Company in the ordinary course of its business.

(j) Value of Transferred Assets. The fair market value of the assets of the Company transferred to the Surviving Corporation will equal or exceed the sum of the liabilities assumed by the Surviving Corporation, plus the amount of liabilities, if any, to which the transferred assets are subject.

(k) Merger Expenses. The Company will pay its expenses, if any, incurred in connection with the Mergers.

4.10 Absence of Certain Changes or Events.

(a) Except for incurring the expenses, making the payments, or the other transactions contemplated in or by this Agreement, since the date of the Reference Balance Sheet, (i) each of the Company and its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and has not incurred any material liability, except in the ordinary course of its business consistent with past practice; (ii) there has not been any change in the business, financial condition, Liabilities, assets, technology, Intellectual Property, employee relations, customer relations, supplier relations, manufacturer relations or distributor relations, or results of operations of the Company or its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Company Common Stock; (iv) there has not been any split, combination or reclassification of any Company Common Stock or any issuance or commitment to issue or the authorization of any issuance of any Company Common Stock or other securities convertible into, in exchange or in substitution for any shares of Company Common Stock; (v) there has not been (A) any granting by the Company or any of its Subsidiaries to any employee of the Company or any of its Subsidiaries of any increase in compensation, other than in the ordinary course of business, (B) any granting by the Company or any of its Subsidiaries to any such employee of any increase in severance or termination pay, (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement, policy or arrangement with any employee; or (D) any transaction with a Company Stockholder, director or employee; (vi) there has not been any material adverse change in the Company’s business relationships with any clients or marina owners (“Customers”), and no event of default (with or without notice or lapse of time, or both) has occurred under any agreement between the Company and its Customers; and (vii) there has not been any change in accounting methods, principles or practices by either the Company or any of its Subsidiaries affecting their assets, Liabilities or business, except insofar as may have been required by a change in GAAP.

(b) Except for the transactions contemplated in this Agreement and excluding the disposition of the Company’s interest in BellPort Japan, since the date of the Reference Balance Sheet, neither the Company nor any of its Subsidiaries has (i) sold, transferred, leased, pledged or mortgaged or agreed to sell, transfer, lease, pledge, or mortgage any material assets, property or rights (including Intellectual Property), other than sales or disposition of inventories, in the ordinary course of business consistent with past practice, or cancelled, waived or compromised or agreed to cancel, waive or compromise, any debts, claims or rights, (ii) made any significant change in any method of management, operation or accounting, (iii) made any new or change in any material Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, change in any annual Tax accounting period, adoption or change in any method of Tax accounting, filing of any amended material Tax Return, entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender of any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; (iv) had any of its Intellectual Property challenged on the basis of validity, transferred or exchanged any of its Intellectual Property, or had any other material developments related to its Intellectual Property, or received any written notice of alleged infringement of the intellectual property of third parties, (v) issued or committed to issue any capital stock or any securities convertible into capital stock, (vi) made any capital expenditure(s) in excess of $10,000 individually or $15,000 in the aggregate, or (vii) purchased or acquired capital assets costing more than $10,000 in any one instance.

4.11 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Required Stockholder Vote”), is the only vote of the holders of any class or series of the Company securities necessary to approve this Agreement, Merger I and the transactions contemplated hereby. The Required Stockholder Vote has been obtained.

4.12 Material Agreements.

(a) Section 4.12 of the Company Disclosure Letter sets forth a complete list of any of the following contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (each contract shall be specifically identified with its formal title, date of effectiveness and execution, a listing of the parties, and a list of any and all amendments with similar detail) (each, a “Material Agreement”):

(i) all written management, compensation, employment or other agreements entered into with any officer, director or employee of the Company;

(ii) all contracts under which the Company or any of its Subsidiaries has any outstanding indebtedness, obligation or liability for borrowed money or the deferred purchase price of property or has the right or obligation to incur any such indebtedness, obligation or Liability, in each case in an amount greater than $10,000 and in the aggregate more than $15,000;

(iii) all bonds or agreements of guarantee or indemnification under which the Company or any of its Subsidiaries acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in an individual amount or potential amount greater than $10,000 or in the aggregate more than $15,000;

(iv) all non-compete or similar agreements;

(v) all partnership and joint venture agreements;

(vi) all agreements relating to acquisitions or dispositions of any business or product line;

(vii) all agreements (oral or written) creating any obligation or commitment to purchase goods, materials or services in an amount greater than $10,000 or in the aggregate more than $15,000;

(viii) all bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee of the Company;

(ix) all leases related to real or personal property;

(x) all agreements with brokers that are not terminable by the Company or such Subsidiary upon sixty (60) days’ notice without penalty or liability;

(xi) all agreements, together with any modification thereof or subsequent agreement related thereto, pursuant to which the Company or any of its Subsidiaries has licensed from, or to, a third party any inventions, trade secrets, know-how, trademarks, trademark registrations, trade names, copyrights or other intellectual property;

(xii) all management agreements, amendments thereto or proposed management agreements and amendments thereto (and all agreements related thereto) pursuant to which the Company manages any marina; and

(xiii) any other agreement material to the Company’s business or under which the consummation of the Mergers would constitute a default thereunder (with or without notice or lapse of time, or both) without the prior consent of another party thereto.

(b) The Company is not in default (with or without notice or lapse of time, or both) under any material term of any Material Agreement. To the knowledge of the Company, (i) no other party thereto is in default under the terms of any Material Agreement, and (ii) each Material Agreement is valid, binding and enforceable in accordance with its terms. The Company has not received any notice of termination with respect to any Material Agreement.

For purposes of this Section 4.12, the term “Material Agreement” does not include any agreement with respect to which the Company has no continuing obligations.

4.13 Employee Benefit Plans; ERISA.

(a) Existence of Plans. Section 4.13 and Section 4.12(a)(viii) of the Company Disclosure Letter lists each Plan (as defined below). None of the Plans (i) is or was a “multiemployer plan”, as defined in Section 3(37) or 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (iii) provides or provided post-retirement medical, health or other welfare benefits other than as required by applicable law, and (iv) is or was a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and the Company, its Subsidiaries, and ERISA Affiliates do not, and have never been required to, contribute to or provide benefits under any such Plan. In addition, neither (y) the Company nor to the Company’s knowledge any of its ERISA Affiliates is or was a party to any collective bargaining agreement, and (z) the Company nor any of its ERISA Affiliates has announced or otherwise made any commitment to create or amend any Plan. Notwithstanding any statement or indication in this Agreement to the contrary, there are no Plans which Parent or the Surviving Corporation will not be able to terminate immediately after the Closing in accordance with their terms and ERISA. With respect to each of such Plans, at the Closing there will be no unrecorded material Liabilities in accordance with the Company’s normal accounting practices with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the Company, any Subsidiary or any of their respective ERISA Affiliates. The Company has made available to Parent true and complete copies of: (i) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective summary plan description pertaining to each of the Plans, (iii) the three (3) most recent annual reports of Form 5500 for each of the Plans (including all related schedules), (iv) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each Plan which is intended to constitute a qualified plan under Section 401 of the Code, and (v) for each unfunded Plan, financial statements consisting of (A) the statement of assets and Liabilities of such Plan as of its most recent valuation date, and (B) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which such financial statements shall fairly present the financial condition and the results of operations of such Plan in accordance with GAAP, consistently applied, as of such dates. For purposes of this Agreement, “ERISA Affiliate” means any person that, together with the Company or any Subsidiary as of any relevant date was or is required to be treated as a single employer under Code Section 414 or ERISA. For purposes of this Section 4.13, “Plan” means (i) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) of which any of the Company, any Subsidiary, or any ERISA Affiliate is or ever was a sponsor or participating employer or as to which the Company or any Subsidiary or any of their ERISA Affiliates makes or made contributions or is or was required to make contributions or under which the Company, any Subsidiary or any of their ERISA Affiliates has any obligation or Liability (contingent or otherwise), and (ii) any employment, severance or other agreement, arrangement or policy of any of the Company any Subsidiary or any of their ERISA Affiliates

(whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation, or post-retirement insurance, compensation or benefits.

(b) Penalties; Reportable Events. Except as disclosed on Section 4.13 of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates is subject to any material Liability, tax or penalty with respect to a Plan under ERISA or the Code, and neither the Company nor any of its ERISA Affiliates has any knowledge of any circumstances which reasonably might result in any such material Liability, tax or penalty. Each Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D of the Code, has complied in all material respects. No event has occurred which would subject any Plan to tax under Section 511 of the Code.

(c) Deficiencies; Qualification. Except as disclosed on Section 4.13 of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has any unfunded Liability under ERISA in respect of any of the Plans. Each of the Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, opinion, notification or advisory letter from the IRS, and has been materially operated in accordance with its terms and with the provisions of the Code. All of the Plans have been administered and maintained in compliance in all material respects with ERISA, the Code and all other applicable laws. All contributions required to be made by the Company, any Subsidiary or any of their ERISA Affiliates to any Plan have been made in accordance with the terms of that Plan, ERISA, the Code or any other applicable Laws. Each Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code is in material compliance with such requirements.

(d) Parachute Payments. There is no contract, agreement or benefit arrangement covering any current or former employee or independent contractor of the Company or any of its Subsidiaries which, individually or collectively, would give rise to the payment of, or permit any such individual to retain, any amount or benefit which would constitute a “parachute payment” (as defined in Section 280G of the Code). Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or Liability (with respect to accrued benefits or otherwise) on the part of the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries to any Plan, or to any present or former employee, director, officer, stockholder, contractor or consultant of Parent, the Surviving Corporation, or any of their respective Subsidiaries or any of their dependents, (ii) be an event under any Plan (other than the termination of the 401(k) Plan, as described in Section 6.1(d) of this Agreement) that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, independent contractor, or consultant of the Company or any Subsidiary or any of their dependents. With respect to any insurance policy which provides, or has provided, funding for benefits under any Plan, (I) there is and will be no material Liability of the Company, Parent or any of its Subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent material Liability as of the Closing Date, nor would there be any such Liability if such insurance policy were terminated as of the Closing Date, and (II) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

(e) COBRA. With respect to each Plan which provides health care coverage, to the Company’s knowledge, the Company, its Subsidiaries and each ERISA Affiliate have complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the applicable COBRA regulations and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and neither the Company, its Subsidiaries, nor any ERISA Affiliate has incurred any material Liability under Section 4980B of the Code.

(f) Litigation. Other than routine claims for benefits under the Plans, there are no pending, or, to the knowledge of the Company, threatened actions or proceedings against any Plan, the fiduciaries or administrators of any of the Plans, or the Company, any Subsidiary or any of their respective ERISA Affiliates, with any of the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Plan or any other person whomsoever. The Company knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy

4.14 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.15 Real Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete list of all real property leased by the Company or its Subsidiaries. The Company or its Subsidiaries, as applicable, is not in default (with or without notice or lapse of time, or both) under any such leases, and the consummation of the Mergers will not constitute a default under such leases or require the consent of any other party thereto. The Company has not, and to the knowledge of the Company the other party to any such real property lease has not, commenced any action in respect of, or arising out of such real property lease or given any notice to the Company or its Subsidiaries for the purpose of terminating or threatening to terminate such real property lease.

(b) Section 4.15(b) of the Company Disclosure Letter lists all real property owned by the Company or its Subsidiaries (the “Owned Real Properties”). The Company and its Subsidiaries have good and marketable and insurable title to the Owned Real Properties, free and clear of all Liens.

(c) To the knowledge of the Company, the improvements located on the Owned Real Property and the real property subject to the real property leases are structurally sound, with no material defects, and all building systems contained therein are in good operating condition and repair, subject to ordinary wear and tear.

4.16 Affiliated Transactions and Certain Other Agreements.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list of those persons and entities who are, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act or for purposes of Accounting Series Releases 130 and 135 of the SEC (the “Company Affiliates”).

(b) To the knowledge of the Company, except as disclosed in Sections 4.2(d), 4.12(a), 4.13 or 4.16(b) of the Company Disclosure Letter with reasonable detail, including the names of parties involved and a description of the disclosed transaction, (i) there are no agreements or Liabilities between the Company, on the one hand, and (A) any officer, employee, director, stockholder, or to the Company’s knowledge, any Company Affiliate, or (B) any person or entity who, to the Company’s knowledge, is an associate of any such officer, employee, director, stockholder or Company Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any such officer, employee, director, stockholder or Company Affiliate (other than offices, furniture, office equipment loaned or used and supplies provided in connection with such person’s employment services in the ordinary course of business consistent with past practice), (iii) neither the Company nor any such officer, employee, director, stockholder or Company Affiliate provides or causes to be provided any assets, services or facilities to the Company, and (iv) the Company does not beneficially own, directly or indirectly, any investment assets of any such current or former officer, employee, director, stockholder or Company Affiliate.

(c) To the knowledge of the Company, each of the agreements and Liabilities listed in Section 4.16(b) of the Company Disclosure Letter were entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such agreement or liability was entered into or incurred on an arm’s-length basis on competitive terms. Any agreement to which the Company is a party and in which any director of the Company has a financial interest in such agreement was approved by a majority of the disinterested members of the Board of Directors of the Company and/or stockholders of the Company, as the case may be, in accordance with the DGCL.

4.17 Environmental Matters. To the Company’s knowledge, (a) the Company and its Subsidiaries have complied in all material respects with all applicable Environmental Laws; (b) the properties currently operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substance to an extent reasonably likely to give rise to liability or remediation obligations for the Company or any of its Subsidiaries under any applicable Environmental Law; (c) the properties formerly operated by the Company and its Subsidiaries were not contaminated with any Hazardous Substance during the period of operation by the Company or any of its Subsidiaries to an extent reasonably likely to give rise to liability or remediation obligations for the Company or any Subsidiary; (d) neither the Company nor any of its Subsidiaries is reasonably likely to be subject to liability or remediation obligations for any Hazardous Substance disposal or management or contamination at any other property to an extent reasonably likely to give rise to material liability or remediation obligations for the Company or any of its Subsidiaries under any Environmental Laws; (e) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information indicating that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (f) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or any indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Substances; and (g) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law. As used herein, the term “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or common law, relating to the protection, investigation or restoration of the environment, health and safety, or natural resources. As used herein, the term “Hazardous Substance” means any substance that is: (i) a pollutant or contaminant or a hazardous or toxic chemical, waste, substance or material, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (ii) any other substance that may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

4.18 Intellectual Property. To the knowledge of the Company, the Company and its Subsidiaries own, or have the defensible right to use, the Intellectual Property used in their businesses. As used herein, “Intellectual Property” means all industrial and intellectual property rights, including Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses, domain names, trade secrets, proprietary processes, formulae and customer lists; and “Proprietary Technology” means all processes, formulae, inventions, trade secrets, know-how, development tools and other rights used by the Company and its Subsidiaries pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company and its Subsidiaries in the conduct of their businesses or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, know-how, notebooks, software, records and disclosures. Neither the Company nor any of its Subsidiaries has received any notice or claim or have knowledge that the Company’s Intellectual Property or Proprietary Technology infringes on the rights of any third party. The Company has not received any notice or claim nor does it have any knowledge that any patent, copyright or trademark has any invalidity which would reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries owns all Intellectual Property (or has the right to use such Intellectual Property) free and clear of all Liens, and there is no requirement to make royalty or other payments for the continued use of such Intellectual Property. To the knowledge of the Company, Section 4.18 of the Company Disclosure Letter sets forth a complete list of all patents and patent applications, trademarks, domain names and copyrights held by the Company and its Subsidiaries and none of such patents or patent applications, trademarks, domain names or copyrights has lapsed, expired or been abandoned. To the knowledge of the Company, with respect to each item required to be identified in Section 4.18 of the Company Disclosure Letter, (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and (iii) neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

4.19 Employees and Labor Matters.

(a) To the knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company prior to the Effective Time of Merger I. No employee has any claim, or basis for any claim against the Company.

(b) Section 4.19(b) of the Company Disclosure Letter contains a list of (i) all full, part-time and hourly employees of the Company and its Subsidiaries as of the date of this Agreement (the “Company Employees”), (ii) all consultants and other independent contractors to the Company who have rendered services material to the business of the Company within the last twelve (12) months, and (iii) the directors, executive officers and any advisory board members of the Company, if any, including an organizational chart. Section 4.19(b) of the Company Disclosure Letter also sets forth for each Company Employee the following information as of the date hereof: (u) title, (v) supervisor, (w) base or hourly compensation, (x) accrued and unused vacation and sick pay, (y) any severance obligation of the Company which may result upon consummation of the Mergers, and (z) bonuses paid or accrued with respect to the current fiscal year.

(c) During the past five (5) years, the Company has not experienced any work stoppage, slow-down, picket, strike, lock-out or other labor disturbance, nor is any such work stoppage, slow-down, picket, strike, lock-out or other labor disturbance presently occurring or, to the knowledge of the Company, threatened. To the knowledge of the Company, (i) there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Company Employees, and (ii) during the last five (5) years, no union or other labor organization has attempted to organize any current or former employees of the Company.

(d) There are no claims, controversies, labor disturbances, investigations, proceedings or complaints pending or, to the Company’s knowledge, threatened, by any Governmental Entity, any Company Employees, any party or parties representing any of such Company Employees, or any former employer of a current Company Employee, against the Company before any court, arbitrator or other tribunal. There are no unfair labor practice charges, charges of discrimination, wrongful termination or other similar complaints pending against the Company involving employees now or previously employed by the Company, nor, to the Company’s knowledge, do any facts or circumstances exist that could provide a reasonable basis for the same.

(e) To the knowledge of the Company, the Company has complied in all material respects with all applicable laws, regulations and rules relating to employees, the employment of labor, and the safety and health of employees, including without limitation, all laws, regulations and rules relating to occupational health and safety, discrimination, unemployment, wages, hours, the Family and Medical Leave Act of 1993, collective bargaining, and the collection and payment of withholding Taxes and similar Taxes. To the knowledge of the Company, no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by a current or former employee of the Company.

(f) To the knowledge of the Company, no member of the existing or prior work force of the Company has been subjected to any occupational health or safety hazard as a result of its service to the Company that could reasonably be expected to be materially adverse to the Company.

4.20 Insurance. Schedule 4.20 of the Company Disclosure Letter contains a complete and accurate list of all policies or binders of fire, liability, title, property, director and officer, worker’s compensation, product liability (which list shall be for three (3) years) and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, deductibles, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by the Company or any of its Subsidiaries on its business or its employees. All insurance coverage applicable to the Company or any of its Subsidiaries is in full force and effect, insures the Company in reasonably sufficient amounts, as determined by the Company in consultation with its insurance agents, against the risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by any and all contracts or agreements that the Company or any of its Subsidiaries is a party to and has been issued by insurers of recognized responsibility. There is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments.

4.21 Accounts Receivable. The net accounts receivable set forth on the Reference Balance Sheet, and all net accounts receivable arising since the Reference Balance Sheet Date, represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, agreements or customer requirements. To the knowledge of the Company, said net accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Reference Balance Sheet and, in the case of accounts receivable arising since the Reference Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Reference Balance Sheet.

4.22 Assets. The Company has good and marketable title to the Company’s assets and upon the consummation of the transactions contemplated hereby, Parent will acquire good and marketable title to all of such assets, free and clear of any material Liens. Such assets include all assets necessary for the conduct of the Company’s business as presently conducted. To the knowledge of the Company, all tangible assets and properties of the Company are in good operating condition and repair (subject to normal and customary maintenance requirements) and are usable in the ordinary course of business and conform in all material respects to all applicable laws relating to their construction, use and operation.

4.23 Books and Records. The Company has made and kept (and given Parent access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries. The minute books of the Company previously made available to Parent accurately and adequately reflect all action previously taken by the stockholders, board of directors and committees of the board of directors of the Company. The copies of the stock book records of the Company previously made available to Parent in connection with Parent’s due diligence are true, correct and complete, and accurately reflect all transactions effected in the Company’s equity securities through and including the date of this Agreement. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the Company’s books and records.

4.24 Foreign Corrupt Practices Act. To the Company’s knowledge, neither the Company nor any officer, director, employee or agent thereof or any stockholder thereof acting on behalf of the Company has done any act or authorized, directed or participated in any act, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, applied to such entity or person.

4.25 Disclosure. To the Company’s knowledge, the representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that the statements contained in this Article V are correct and complete as of the date of this Agreement and will also be correct and, complete as of the Closing Date (other than for representations and warranties set forth in Section 5.2 that refer to a specific date).

5.1 Organization, Standing and Power. Parent has been duly incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted. Merger Subs are wholly-owned Subsidiaries of Parent and corporations duly incorporated, validly existing and in good standing under the laws of Delaware.

5.2 Authority; No Conflicts.

(a) Parent has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (i) any provision of the Organizational Documents of Parent, or (ii) except as could not reasonably be expected to have a Material Adverse Effect on Parent and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, any material loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, or its properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (i) the applicable private placement filing under the federal securities laws; (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (iii) such filings with and approvals of NASDAQ to permit the shares of Parent Common Stock that are to be issued in the Mergers to be listed on NASDAQ; (iv) filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; and (v) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Merger Subs have all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Subs of this Agreement and the consummation by Merger Subs of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Subs. This Agreement has been duly executed and delivered by Merger Subs and constitutes a valid and binding agreement of Merger Subs, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 Absence of Litigation. No claim, action, proceeding or investigation is pending, or to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would reasonably be likely to materially and adversely affect or restrict Parent’s ability to consummate the transactions contemplated hereby.

5.4 Interim Operation of Merger Subs. Merger Subs are not parties to any material agreements and have not conducted any activities other than in connection with the organization of Merger Subs, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Subs have no Subsidiaries.

5.5 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subs.

5.6 Reorganization Treatment.

(a) Intention Regarding Treatment of the Mergers. For federal income tax purposes, Parent and Merger Subs intend that Merger I and Merger II shall be treated as a single integrated transaction.

(b) Intention Regarding the Surviving Corporation. Except for transfers of stock and assets described in Treasury Regulations Section 1.368-2(k) or transfers of Surviving Corporation Stock to another subsidiary controlled by Parent within the meaning of Section 368(c) of the Code, Parent has no plan or intention: (i) to liquidate the Surviving Corporation; (ii) to merge the Surviving Corporation with or into another corporation; (iii) to sell or otherwise dispose of the stock of the Surviving Corporation; or, except for dispositions made in the ordinary course of business, to cause the Surviving Corporation to sell or otherwise dispose of any of its assets.

(c) Intention Regarding Parent Stock. Except with respect to (i) open-market purchases of Parent’s stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Mergers (ii) repurchases in the ordinary course of business and unvested shares, if any, acquired from terminated employees or (iii) payments of cash in lieu of the issuance of fractional shares, neither Parent nor any Person related to Parent within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to, redeem or otherwise acquire any of the stock of Parent issued to the Company Stockholders pursuant to this Agreement following the Mergers.

(d) Acquisitions of Company Shares. Neither Parent nor, to the knowledge of the Parent, any person related to Parent within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has acquired any Company Stock in contemplation of the Mergers, or otherwise as part of a plan of which the Mergers are a part.

(e) Control. Prior to Merger II, Parent will be in control of Merger Sub II within the meaning of Section 368(c) of the Code. Immediately following Merger II, Parent will be in control of Surviving Corporation within the meaning of Section 368(c) of the Code. Parent has no plan or intention to cause the Surviving Corporation, after the Mergers, to issue additional shares of Surviving Corporation Stock that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

(f) Business. Assuming the accuracy of the Company’s representation contained in 4.9(b), following the Mergers, Parent, or a member of its qualified group of corporations (as defined by Treasury Regulation Section 1.368-1(d)(4)(ii)), will cause the Surviving Corporation to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent’s qualified group (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership as contemplated Treasury Regulation Section 1.368-1(d)(4) (provided, however, that in the event that Section 4.9(b) is or has been breached, this Section 5.8(d) shall not be considered to be or have been breached).

(g) Investment Company. Neither Parent nor the Merger Subs are an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(h) Assets. Assuming the accuracy of the Company’s representations contained in Section 4.9(a), at the Effective Time of Merger II, the Surviving Corporation will hold at least 90 percent of the fair market value of the Company’s net assets and at least 70 percent of the fair market value of the Company’s gross assets. For purposes of this representation, amounts paid by the Company to dissenting Company Stockholders, amounts used by the Company to pay expenses of the Mergers, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Mergers is a part, and amounts distributed by the Company to Company Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Mergers are a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time of Merger I (provided, however, that in the event that Section 4.9(a) is or has been breached, this Section 5.8(f) shall not be considered to be or have been breached).

(i) Expenses. Parent and Merger Subs will pay their respective expenses, if any, incurred in connection with the Mergers. In the Mergers, no liabilities of the Company Stockholders will be assumed by Parent, and Parent will not assume any liens, encumbrances or any similar liabilities relating to any Company Stock acquired by Parent in the Merger.

(j) Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness existing between Parent or Merger Subs and the Company that was issued or acquired, or will be settled, at a discount.

(k) Value of Transferred Assets. The fair market value of the assets of the Company transferred to Parent will equal or exceed the sum of the liabilities assumed by Parent, plus the amount of liabilities, if any, to which the transferred assets are subject.

ARTICLE VI.

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time of Merger I (except as expressly contemplated or permitted by this Agreement, as set forth in the Company Disclosure Letter delivered as of the date hereof, or to the extent that Parent shall otherwise consent in writing, in its sole and absolute discretion):

(a) Ordinary Course. The Company shall, and shall cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course consistent with past practice, shall not enter into any contracts or arrangements other than in the ordinary course of its business consistent with past practice, and shall use all reasonable efforts to preserve intact its present business organizations and preserve its relationships with customers, suppliers and others having business dealings with it.

(b) Dividends; Changes in Share Capital. The Company shall not, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. The Company shall not issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing.

(d) Organizational Documents. The Company shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its Organizational Documents.

(e) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of other Persons, except for trade indebtedness incurred in the ordinary course of business consistent with past practice, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, (iii) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice, or (iv) enter into any derivative contracts, investments in marketable securities, payments, discharges or satisfactions.

(f) Benefit Plans. The Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation payable or to become payable to any of its executive officers or employees, (ii) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement, (iii) adopt any new Plan, or (iv) amend or modify any Plan, except as required by law.

(g) Acquisitions. The Company and its Subsidiaries shall not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company.

(h) Sales; Liens and Encumbrances. The Company and its Subsidiaries shall not sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of the Company’s property or assets, other than statutory liens that are incurred in the ordinary course of business consistent with past practice.

(i) Payments. The Company and its Subsidiaries shall not make any individual or series of related payments outside of the ordinary course of business.

(j) Revaluations. The Company and its Subsidiaries shall not revalue any of its assets or, except as required by GAAP, adopt or change any accounting methods, principles or practices.

(k) Accounts Receivable. The Company and its Subsidiaries shall not extend the payment of any accounts receivable beyond a thirty (30) day period.

(l) Taxes. The Company and its Subsidiaries shall not make any new or change in any material Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, change in any annual Tax accounting period, adoption or change in any method of Tax accounting, filing of any amended material Tax Return, entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender of any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment.

(m) Commitments. The Company and its Subsidiaries shall not incur or enter into any agreement or commitment in excess of $10,000 individually or $15,000 in the aggregate.

(n) Employees. The Company and its Subsidiaries shall not hire any employee or consultant.

(o) Liabilities. The Company and its Subsidiaries shall not pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any claim, liability or obligation or series of related claims, Liabilities or obligations in the ordinary course of business.

(p) Exclusivity. The Company and its Subsidiaries shall not make any grant of exclusive rights to any third party.

(q) Material Agreements. The Company shall not (i) enter into any agreement material to the Company, or (ii) terminate or amend any Material Agreement listed in Section 4.12 of the Company Disclosure Letter or take any action that would result in, or reasonably be expected to lead to, a default (with or without notice, lapse of time or both) under, amend or terminate such Material Agreements.

(r) Capital Expenditures. The Company shall not make or agree to make any new capital expenditure or expenditures in excess of $10,000 individually or, in the aggregate, in excess of $15,000.

(s) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Mergers set forth in Article VIII not being satisfied.

(t) Repurchase. The Company shall not, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company.

(u) No Solicitation. The Company and its Subsidiaries, and their respective directors, officers and employees shall not, and the Company shall cause its representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any Person or group of Persons, other than Parent, concerning any sale of all or any material portion of the assets of or the business of, or any material number of shares of capital stock of or other securities in, the Company, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company (any of the foregoing, a “Proposed Acquisition Transactions”). The Company shall immediately cease and hereafter will not engage in discussions or negotiations with any Person (other than Parent) with respect to any Proposed Acquisition Transaction. The Company shall (i) promptly notify Parent (orally and in writing) if any offer is made to it, any discussions or negotiations are sought to be initiated with it, any inquiry, proposal or contact is made or any information is requested from it with respect to any Proposed Acquisition Transactions, (ii) promptly notify Parent of the terms of any proposal that it may receive in respect of any Proposed Acquisition Transactions, and the identity of the prospective purchaser, (iii) promptly provide Parent with a copy of any such offer, if written, or a written summary of such offer, if not in writing, and (iv) promptly inform Parent of any material changes to the terms of any Proposed Acquisition Transactions of which it is aware.

(v) Affiliated Transactions. The Company shall not enter into any agreement with, or commitment or obligation to or from any of its stockholders, officers, directors or employees (or any of their respective affiliates), whether written or oral.

(w) Authorization and Intention. The Company shall not, and shall not permit any of its Subsidiaries to, (i) authorize any of, or commit to agree to take, or (ii) enter into any agreement, commitment, arrangement, or obligation to take, any action prohibited by this Section 6.1.

(x) Obligations. The Company shall accrue and pay, or maintain sufficient cash reserves to pay, the obligations of the Company, including, without limitation, obligations relating to the Company’s 401(k) and profit sharing plans.

6.2 [intentionally deleted]

6.3 Tax Matters.

(a) Tax Periods Ending on or before the Closing Date – Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Parent shall permit the Company Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Company Stockholder Representative. The Company Stockholders shall reimburse Parent for Taxes with respect to such periods within fifteen (15) days after the date on which Taxes are paid with respect to such periods, except to the extent that such Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the closing balance sheet (the “Closing Balance Sheet”) (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(b) Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Company Stockholders shall pay to Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date, except to the extent that such Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(c) Cooperation on Tax Matters. Parent, the Company, the Company Stockholders and the Company Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Company Stockholders and the Company Stockholder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, (B) to deliver or make available to Parent within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Parent, the Company or the Company Stockholders or the Company Stockholder Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense. Parent and the Company Stockholder Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) Contest Provisions. If, subsequent to the Closing, Parent or the Company receives notice of a Tax Contest with respect to any Tax Return for a Tax period or portion thereof ending on or before the Closing Date (a “Pre-Closing Return”), then within fifteen (15) days after receipt of such notice, the Parent shall notify the Shareholder Representative of such notice. The Shareholder Representative shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if any of the issues raised in such Tax Contest could have an impact on Taxes of the Company for a Tax period or portion thereof beginning on or after the Closing Date (a “Post-Closing Tax Period”), then the Shareholder Representative shall afford Parent the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest which could have an impact on Taxes of the Company in any Post-Closing Tax Period provided, further, that if the Shareholders are not reasonably expected to fully indemnify Parent Indemnitees pursuant to this Agreement for any Losses arising from such Tax Contest, then the Shareholder Representative shall afford Parent the opportunity to control jointly the conduct and resolution of such Tax Contest. If the Shareholder Representative shall have the right to control the conduct and resolution of such Tax Contest but elect in writing not to do so, then Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that Parent shall keep the Shareholder Representative informed of all developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the indemnifying parties’ indemnification obligations under this Agreement without Shareholder Representative written consent, which shall not be unreasonably withheld. Each party shall bear its own costs for participating in such Tax Contest. “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company Stockholders when due, and the Company Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. The Shareholders shall (i) provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Shareholders and (ii) use their best efforts to provide Parent at Closing with a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Parent of any obligation to withhold any portion of the payments to the Shareholders pursuant to this Agreement.

(f) Characterization of Payments. Any payments made to the Company Stockholders, the Company or Parent pursuant to Section 6.3(a), 6.3(b) or Article IX shall constitute an adjustment of the consideration paid for the Company Common Stock for Tax purposes and shall be treated as such by Parent, the Company and the Company Stockholders on their Tax Returns to the extent permitted by law.

(g) Forms W-9. Prior to a Shareholder’s receipt of payment of the amounts to which such holder has a right to receive pursuant to the provisions of Article III, each Company Stockholder shall have delivered to Parent a properly completed and duly executed IRS Form W-9 or Form W-8BEN (or suitable substitute form) establishing an exemption from backup withholding.

(h) Carrybacks. The parties agree and acknowledge that (i) any net operating losses or similar Tax attribute of the Company is an asset of the Company that (subject to any applicable limitations imposed by Law) is being acquired by Parent pursuant to the Mergers and (ii) for periods ending after the Closing Date, the Company shall not elect to carryback any such Tax attributes to Tax periods of the Company ending on or prior to the Closing Date or otherwise act so as to limit the ability of Parent to use such attributes subsequent to the Mergers.

6.4 Reorganization Matters.

(a) The parties intend the Mergers to qualify as a reorganization under Section 368(a) of the Code. However, neither Parent nor the Company makes any representation or warranty to the other or to any Company Stockholder regarding the tax treatment of the Mergers or whether the Mergers will qualify as a reorganization under the Code. Each of the Company, the Company Stockholders and Parent acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Mergers and the other transactions contemplated by this Agreement. The Company, the Company Stockholders and Parent each agree to use their respective reasonable best efforts to cause the Mergers to qualify, and will not take any actions which to their knowledge could reasonably be expected to prevent the Mergers from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company, the Company Stockholders and Parent shall report the Mergers as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE VII.

ADDITIONAL AGREEMENTS

7.1 Private Placement. The Company acknowledges that the issuance of the shares of Parent Common Stock pursuant to Section 3.1 is intended to be exempt from registration under the Securities Act, by virtue of Regulation D of the Securities Act and/or Section 4(2) of the Securities Act, and that its stockholders, upon receipt of such shares of Parent Common Stock, may not sell such shares, unless such shares of Parent Common Stock subsequently are registered under the Securities Act or an exemption from such registration is available. The Company understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Parent is under no obligation to register the resale of the shares of Parent Common Stock to be issued pursuant to Section 3.1. The Company understands and agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent. The Company understands that the following legend (and such other legends as Parent deems appropriate) shall be placed on such shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

Parent shall use commercially reasonable efforts to meet the requirements of Rule 144(c) of the Securities Act and, if an opinion is required by Ambassadors for transfer of such shares, Ambassadors shall retain counsel to determine whether such an opinion may be rendered.

7.2 [intentionally deleted]

7.3 Fees and Expenses. Except as set forth in Article IX and the Escrow Agreement, whether or not the Mergers are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

7.4 Public Announcements. Parent and the Company shall consult with the other and obtain the prior written consent of the other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, provided that any party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule. Notwithstanding the foregoing, Parent shall have the sole and exclusive right to issue a press release and otherwise announce the execution of the Agreement and the transactions contemplated hereby.

7.5 Further Assurances. In case at any time after the Effective Time of the Mergers any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Company, Parent and Merger Subs shall take any such reasonably necessary action.

ARTICLE VIII.

CLOSING DELIVERIES

8.1 Closing Deliveries. The Company will deliver to Parent on the Closing Date, and Parent shall have no obligation to consummate the transactions contemplated by this Agreement until such delivery has been made:

(a) Officer’s Certificate. The Chief Executive Officer or a Vice President of the Company shall have delivered to the Parent a certificate to the effect that (i) the Company has performed in all material respects all obligations and agreements required to be performed by it under this Agreement and (ii) a Material Adverse Effect on the Company has not occurred.

(b) Stockholder Approvals. The written consent of each Company Stockholder evidencing the receipt of the Required Stockholder Approval.

(c) Consulting Agreements. The consulting agreement between Richard Stevens and Parent in the form attached hereto as Exhibit C (the “Consulting Agreement”), duly executed by Richard Stevens.

(d) Option Agreement. The Option Agreement in the form attached hereto as Exhibit D (the “Option Agreement”), duly executed by BellJa Holding Company, Inc.

(e) Non-Compete Agreements. The non-compete agreements in the form attached hereto as Exhibit E (the “Non-Compete Agreements” and together with the Escrow Agreement, the Consulting Agreement and the Option Agreement, the “Ancillary Agreements”), duly executed by the individuals listed on Section 8.2(d) of the Company Disclosure Letter.

(f) Delivery of Management Agreements. Evidence satisfactory to Parent (in Parent’s sole and absolute discretion) of the execution by the Company of valid and enforceable management agreements to the following marinas: Lido (with a term expiring in the year 2014), Marina Del Rey (with a term expiring in April 2007), Marina Costa Baja (with a term expiring in June 2009), Harbor One (with a term expiring in February 2007), Deer Harbor (with a term expiring in the year 2024) and Gold Coast Anchorage (with a term expiring in the year 2014) (collectively, the “Management Agreements”), and each such Management Agreement shall be in full force and effect and enforceable in accordance with its terms, and no party thereunder shall be in breach of such agreements.

(g) Resignation. Written resignations, in a form reasonably acceptable to Parent, of each of the directors of the Company, with each such resignation to be effective as of the Effective Time of Merger I.

(h) Consents. Any consents of third Person pursuant to the Material Contracts or otherwise shall have been obtained.

(i) Private Placement. A certificate, in a form reasonably acceptable to Parent, from each Company Stockholder pursuant to which such Company Stockholder shall make certain customary private placement representations, warranties and covenants.

(j) Form of Notice. A form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Mergers.

ARTICLE IX.

RECOURSE TO ESCROW AND INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the Company in this Agreement, the Ancillary Agreements, the Company Disclosure Letter or in any exhibit or certificate delivered by the Company pursuant hereto shall survive the Closing and remain operative and in full force and effect for a period of fourteen months following the Closing Date, regardless of any investigation made by or on behalf of Parent hereto, any Person controlling Parent or any of its Representatives whether prior to or after the execution of this Agreement; provided, however, that the representations and warranties of the Company contained in Sections 4.8 and 4.17 shall survive of the Closing and remain operative and in full force and effect regardless of any investigation made by or on behalf of Parent hereto, any Person controlling Parent or any of its Representatives whether prior to or after the execution of this Agreement, until sixty (60) calendar days after the expiration of the applicable period of statute of limitations (giving effect to any waivers or extensions thereof). The termination of any representation or warranty of the Company provided herein shall not affect Parent in respect of any claim made by Parent in reasonable detail in a writing received by the Company Stockholder Representative prior to the expiration of the applicable survival period provided herein. All of the representations and warranties made by Parent in this Agreement, the Ancillary Agreement or in any exhibit or certificate delivered by Parent pursuant hereto shall not survive the Closing. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period time).

9.2 Indemnification.

(a) From and after the Closing, each holder of Company Common Stock (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall, severally, indemnify,

save and hold harmless Parent and its Affiliates and their respective Representatives (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to:

(i) any breach of any representation or warranty made by the Company in this Agreement, any Ancillary Agreement or any exhibit, schedule, the Company Disclosure Letter or certificate delivered by the Company pursuant hereto; provided that for purposes of this Section 9.2(a)(i), whether there has occurred a breach by the Company of any representation or warranty which is qualified by materiality (i.e., “material,” “material adverse effect,” “Material Adverse Effect” or similar phrases) shall be determined as if such representation or warranty were made without such qualification;

(ii) any breach of any covenant or agreement made, or to be performed, by the Company in this Agreement, any Ancillary Agreement or any exhibit, schedule, the Company Disclosure Letter or certificate delivered by the Company pursuant hereto; provided that for purposes of this Section 9.2(a)(ii), whether there has occurred a breach by the Company of any covenant or agreement which is qualified by materiality (i.e., “material,” “material adverse effect,” “Material Adverse Effect” or similar phrases) shall be determined as if such covenant or agreement were made without such qualification;

(iii) any claim arising from the Company Stockholders Representative’s performance of his or her obligations under this Agreement;

(iv) any claim by any employee of Bellport for any payments or benefits as a result of the termination of his or her employment with the Company or its successors under any Contract to which the Company and such participant are parties or under any severance policy, practice or plan of the Company;

(v) any Taxes of any of the Company or any of its Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable (as determined in the last sentence in Section 6.3(b)) to the portion of such period beginning before and ending on the Closing Date), except to the extent that such Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Reference Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns, and (ii) the unpaid Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(b) Interpretation.

(i) The term “Damages” as used in this Section 9.2 is not limited to matters asserted by third parties against a Parent Indemnified Party, but includes Damages incurred or sustained by the Parent Indemnified Party in the absence of Third-Party Claims. Notwithstanding anything in this Agreement to the contrary, the term “Damages” shall not include any consequential damages, claims for lost profits or punitive damages, except where such Damages are incurred due to fraud or willful misconduct.

(ii) For purposes of this Article IX, Damages incurred or suffered by a Parent Indemnified Party arising out of any breach of any representation, warranty, covenant or agreement shall be determined without deduction on account of any materiality or Material Adverse Effect qualification contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnification hereunder.

9.3 Procedure for Claims between Parties. If a claim for Damages (a “Parent Indemnity Claim”), other than Third-Party Claims under Section 9.3(b) below, is to be made by a Parent Indemnified Party entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to the Company Stockholder Representative and the Escrow Agent as soon as practicable after such Parent Indemnified Party becomes aware of any fact, condition or event which gives rise to Damages for which indemnification may be sought under this Article IX. Any failure to submit any such notice of claim to the Company Stockholder Representative shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Company Stockholder Representative demonstrates that an Indemnifying Party was actually prejudiced by such failure. The Company Stockholder Representative shall be deemed to have accepted the Notice and Sellers shall be deemed to have agreed to pay the Damages at issue, and the parties shall promptly instruct the Escrow Agent to disburse funds from the Indemnification Escrow in an amount sufficient to pay the Damages, if the Company Stockholder Representative does not send a notice of disagreement to the Parent Indemnified Party within thirty (30) calendar days after receiving the Notice pursuant to Section 9.3.

9.4 Defense of Procedure for Third-Party Claims. Except as otherwise provided in Section 6.3(d) with respect to Tax Contests: If a Parent Indemnity claim is to be made by a Parent Indemnified Party entitled to indemnification hereunder in respect of, arising out of or involving a claim made by any third party (each, a “Third-Party Claim”) against the Parent Indemnified Party, the Parent Indemnified Party shall give a Notice to the Company Stockholder Representative and the Escrow Agent as soon as practicable of after becoming aware of such Third-Party Claim. The failure of any Parent Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Company Stockholder Representative demonstrates that an Indemnifying Party was actually prejudiced by such failure. After such Notice, if the Company Stockholder Representative acknowledges in writing to an Parent Indemnified Party that the Indemnifying Parties are liable and have indemnity obligations for any Damages resulting from any such Third-Party Claim (and if Parent consents, which consent may be withheld in its sole and absolute discretion), then the Company Stockholder Representative shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to Parent) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties, and any such Parent Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Parent Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Parent Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Parent Indemnified Party, such consent not to be unreasonably withheld, provided that any such compromise or settlement shall provide for the absolute and unconditional release of the Parent Indemnified Parties from any liability with respect to such Third-Party Claim. If the Company Stockholder Representative assumes the defense of a Third-Party Claim (to the extend permitted above), the Parent Indemnified Party shall cooperate in all reasonable respects with the Company Stockholder Representative and its attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom; provided, however, that the Parent Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Company Stockholder Representative fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice (whether as a result of its election not to assume such defense or the refusal of Parent to grant a request of the Company Stockholder Representative to assume such defense), the Parent Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ cost, risk and expense, the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Company Stockholder Representative, which consent shall not be unreasonably withheld. If the Parent Indemnified Party assumes the defense of the claim, the Parent Indemnified Party will keep the Company Stockholder Representative reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Parties shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 9.4 and for any final judgment (subject to any right of appeal), and each Seller agrees to indemnify and hold harmless the Parent Indemnified Party from and against any Damages by reason of such settlement or judgment.

9.5 Resolution of Conflicts and Claims.

(a) If the Company Stockholder Representative objects in writing to any claim for indemnification made by a Parent Indemnified Party in any written Notice of a claim (an “Objection Notice”), the Company Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and the Company Stockholder Representative and Parent shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice. If the Company Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Indemnification Escrow in accordance with the terms thereof.

(b) If no such agreement is reached after good faith negotiation, either Parent or the Company Stockholder Representative may demand mediation of the dispute, unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third-Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation. In any such mediation, Parent and Company Stockholder Representative agree to employ a mediator from the to assist them in reaching resolution of such dispute according to the Commercial Mediation Rules of the AAA. The mediator shall be a corporate attorney practicing in Orange County, California, with at least fifteen (15) years experience in mergers and acquisitions. The fees and expenses of the mediator shall be shared equally by Parent and the Company Stockholder Representative. If, after mediation efforts, the Company Stockholder Representative and Parent should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Indemnification Escrow in accordance with the terms thereof. If after reasonable efforts, and over a period of sixty (60) calendar days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed with any other remedy available to such party.

9.6 Limitations on Indemnity. The Indemnifying Parties shall not have any liability for indemnification pursuant to Section 9.2(a) unless and until the aggregate amount of all Damages which are incurred or suffered by the Parent Indemnified Parties exceeds $100,000 (the “Threshold”); provided, however, that in the event the aggregate amount of Damages for which such parties are seeking indemnification pursuant to Section 9.2(a) exceeds the Threshold, such Parent Indemnified Parties shall be entitled to recover the full amount of such Damages, including the Damages comprising the Threshold. The Indemnifying Parties shall not be liable for any Damages, or be required to make payments for indemnification pursuant to Section 9.2(a), in an aggregate amount in excess of $1,500,000 (the “Cap”). Notwithstanding anything to the contrary herein, if the Indemnified Parties are seeking, or are entitled to seek, indemnification from any of the Indemnifying Parties for Damages due to the Company’s or any Company Stockholders’ fraud or willful misconduct, the limitations in this Section 9.6 (including the Threshold and the Cap) shall not be applicable to, or otherwise limit an Parent Indemnified Party’s recovery for, such claim.

9.7 Payment of Damages.

(a) The Parent Indemnified Party shall be paid in Escrow Cash and Escrow Stock by the Indemnifying Party the amount to which the Parent Indemnified Party may become entitled by reason of the provisions of this Article IX, within five (5) calendar days after such amount is determined either by mutual agreement of the parties or pursuant to the mediation proceeding described in Section 9.5(b) of this Agreement or on the date on which both such amount and the Parent Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

(b) Any claims for Damages asserted by Parent or any Parent Indemnified Party shall be satisfied (i) first, by the return to Parent of the Escrow Fund, as applicable, to be drawn from each of the Escrow Shares and Escrow Cash on a pro rata basis in relation to the Company Stockholders’ holdings of Company Common Stock to the full extent of the Escrow

Fund and until the Escrow End Date, and (ii) thereafter, or if the Escrow Fund is insufficient to cover any such Damages, by payment of cash or other immediately available funds from the holders of Company Common Stock to Parent. For the purpose of determining the number of Escrow Shares, as applicable, to be delivered to Parent in fulfillment of a claim for indemnification hereunder, each Escrow Share shall be valued at an amount equal to average daily volume-weighted trading price of Parent Common Stock, as reported on NASDAQ, over the period beginning on December 10, 2004 and ending on January 31, 2005.

ARTICLE X.

TERMINATION AND AMENDMENT

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of Merger I:

(a) by mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) by either Parent or the Company, if the Effective Time of Merger I shall not have occurred on February 1, 2005; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time of Merger I to occur on or before such date.

(c) by either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their Reasonable Best Efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 7.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

(d) by Parent, (i) if a Material Adverse Effect of the Company shall have occurred or (ii) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company in this Agreement shall have become untrue in any material respect;

(e) by the Company, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent in this Agreement shall have become untrue in any material respect; or

(f) by Parent, if the Company or any of its directors or officers shall participate in discussions or negotiations or furnish information in breach of Section 6.1(v).

10.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors; provided, however, that each party shall remain liable for any breaches of this Agreement.

ARTICLE XI.

GENERAL PROVISIONS

11.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and the Company Stockholder Representative.

11.2 Extension; Waiver. At any time prior to the Effective Time of Merger I, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Subs:

1071 Camelback Street
Newport Beach, California 92660
Attention: Chief Financial Officer
Telecopy No.: (949) 219-6066

with a copy to:

Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, CA 92626
Attention: Charles K. Ruck
Kevin B. Espinola
Telecopy No.: (714) 755-8290.

(b)	if to the Company:

101 Shipyard Way, Suite M
Newport Beach, California 92663
Attention: Chief Executive Officer
Telecopy No.: (949) 723-7786

11.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

11.6 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, which shall survive the execution and delivery of this Agreement.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(c) After the Closing, the Company Stockholder Representative shall be entitled to enforce the rights of the Company Stockholders and all other rights granted to the Company Stockholder Representative under this Agreement.

11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.10 Mediation. Except as set forth in Section 9.5, in the event there is any controversy, dispute or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement which cannot be resolved by the parties, the parties agree to employ a mediator from the AAA to assist them in reaching resolution of such controversy, dispute or claim according to the Commercial Mediation Rules of the AAA. The mediator shall be a corporate attorney practicing in Los Angeles or Orange County, California, with at least fifteen (15) years experience in mergers and acquisitions. The fees and expenses of the mediator shall be shared equally by the parties to such mediation. If after reasonable efforts, and over a period of sixty (60) days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed exclusively in binding arbitration under the Commercial Arbitration Rules of the AAA in Los Angeles, California. In connection with any AAA arbitration conducted under this Section 11.1, the arbitrator(s) shall have jurisdiction to permit the use of any discovery procedures available under the California Code of Civil Procedure upon a showing that good cause exists for such discovery. In the event the amount in controversy exceeds $1,000,000, the claim shall be decided by a three-arbitrator panel selected in accordance with AAA rules. The award of such arbitrator may be confirmed as a judgment in any court of competent jurisdiction.

11.11 Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY

PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

11.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13 Attorneys’ Fees. If any party hereto brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Subs and the Company have caused this Agreement to be executed as of the date first above written.

AMBASSADORS INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen
Chief Financial Officer, Treasurer and Secretary

BELLPORT ACQUISITION CORP. #1, a Delaware corporation

By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen
Chief Financial Officer and Secretary

BELLPORT ACQUISITION CORP. #2, a Delaware corporation

By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen
Chief Financial Officer and Secretary

BELLPORT GROUP, INC., a Delaware corporation

By:	/s/ Richard S. Stevens
Richard S. Stevens
President and Chief Executive Officer

For purposes of Articles 3 and 9 only:

/s/ Paul Penrose
Paul Penrose, as Company Stockholder Representative